STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated July 2, 1997, among Archinav Holdings, Ltd., a Liberian corporation ("Archinav"), Overseas Cruiseship, Inc., a Cayman Island corporation ("Overseas," and together with Archinav, the "Stockholders"), Celebrity Cruise Lines, Inc., a Cayman Island corporation (the "Company"), and Royal Caribbean Cruises Ltd., a Liberian corporation (the "Purchaser").


                       W I T N E S S E T H:

     WHEREAS, the Stockholders currently own all of the issued and outstanding shares of capital stock of the Company; and

     WHEREAS, the parties believe that it is in their respective best interests of their respective stockholders to consummate the sale and purchase of all of the capital stock of the Company upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Company and the Stockholders hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     SECTION 1.01 Certain Defined Terms. Capitalized terms used but not defined in the text of this Agreement shall have the meaning set forth on Annex A attached hereto and incorporated herein by reference.

     SECTION 1.02 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

          Term                               Section

          Antitrust Division                 5.04(d)
          Assets                             3.22(a)
          Balance Sheet                      4.07
          Balance Sheet Date                 4.07
          Cap                                8.04(e)
          Cash Consideration                 2.02
          Claims                             8.01
          Closing                            2.04
          Closing Date                       2.04

          Term                               Section
          Company                            Preamble
          Contract                           3.19
          Convertible Preferred Stock        4.04
          Deductible                         8.04(d)
          Environmental Expiration Date      8.04(b)
          ERISA                              3.23(a)(i)
          ERISA Affiliate                    3.23(a)(i)
          Exchange Act                       4.06(b)
          Financial Statements               3.12(a)
          Foreign Plans                      3.23(b)
          FTC                                5.04(d)
          General Expiration Date            8.04(a)
          Indemnification Claim              8.02(a)
          Interim Financial Statements       3.14(a)
          Investment Proposal                5.05
          1996 Form 20-F                     4.06
          Notice Date                        8.02(b)(i)
          Notice of Claims                   8.02(a)
          Purchaser                          Preamble
          Purchaser Common Stock             2.02
          Purchaser Indemnified Parties      8.01
          Purchase Price                     2.01
          Restricted Stock                   2.02
          SEC                                4.06(a)
          SEC Reports                        4.06(a)
          Securities Act                     2.02
          State Acts                         3.05(b)
          Stockholder Indemnified Parties    8.03
          Tax Expiration Date                8.04(b)
          Third Party Claim                  8.02(b)(i)
          Transaction Documents              Definition of
                                             Material
                                             Adverse Effect
          U.S. Plan                          3.33(a)(i)
          U.S. Plans                         3.33(a)(i)
          Vessel                             3.22(c)

     SECTION 1.03 Dollars. Unless otherwise specifically set forth herein, all references to "$" or "Dollars" shall mean
United States dollars.

                            ARTICLE II

                   SALE AND PURCHASE OF SHARES

     SECTION 2.01 Sale and Purchase of Shares. Subject to the terms and conditions contained in this Agreement, and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date (as defined below), the Stockholders shall sell to the Purchaser and the Purchaser shall purchase from the Stockholders, all of the issued and outstanding shares of Company Stock for a purchase price equal to Five Hundred and Fifteen Million Dollars ($515,000,000) payable as set forth in Section 2.02 below (the "Purchase Price").

     SECTION 2.02 Payment of Purchase Price; Transfer Restriction. At the Closing (as defined below), the Purchaser shall deliver to the Stockholders (a) an aggregate of Two Hundred and Forty-Five Million Dollars ($245,000,000) by electronic wire transfer of immediately available funds to the accounts designated by each of the Stockholders on Exhibit 2.02 attached hereto (the Cash Consideration") and (b) stock certificates evidencing an aggregate number of shares of newly-issued common stock, par value $.01 per share of the Purchaser ("Purchaser Common Stock"), equal to the greater of (i) 7,448,276 shares of Purchaser Common Stock, and (ii) such number of shares of Purchaser Common Stock determined by dividing Two Hundred Seventy Million Dollars ($270,000,000) by the average of the closing sale price on the New York Stock Exchange of the Purchaser Common Stock for the five trading days immediately preceding the Closing Date (the "Restricted Stock"); provided, however, that, such five-day period shall be reduced to the extent necessary so that no such trading day shall include a day on or prior to the second trading day after the date of this Agreement; and provided further, that notwithstanding the foregoing, in the event that the closing sale price on the New York Stock Exchange of the Purchaser Common Stock for the trading day immediately preceding the Closing Date is at least $36.25, then Purchaser shall deliver stock certificates evidencing an aggregate of 7,448,276 shares of Purchaser Common Stock. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, no fractional shares of Restricted Stock and no certificates or scrip therefor, or other evidence thereof, will be issued pursuant to this Agreement. Rather, the number of shares of Restricted Stock to be delivered to each Stockholder pursuant hereto shall be rounded to the nearest whole share. The Cash Consideration and the Restricted Stock shall be allocated between the Stockholders as set forth in Exhibit 2.02. Notwithstanding the provisions of Rule 144 or any other exemption provided in or promulgated under the Securities Act of 1933, as amended (the "Securities Act"), each Stockholder agrees that, for a period of one year following the Closing Date, it shall not sell, transfer, assign, convey, pledge (other than pursuant to the Stock Pledge Agreement described in Section 6.03(j)) or otherwise dispose of its Restricted Stock.

     SECTION 2.03 Delivery of Shares. At the Closing, each Stockholder shall deliver or cause to be delivered to the Purchaser stock certificates representing (a) in the case of Archinav, 2,652,000 shares of Class C ordinary shares of the Company and (b) in the case of Overseas, 2,548,000 shares of Class O ordinary shares of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company. All shares of Company Stock delivered pursuant to this
Section 2.03 shall be (x) duly endorsed in blank or accompanied by a stock transfer power duly executed in blank, in proper form for transfer, and with all stock transfer tax stamps affixed thereto and (y) free and clear of all Encumbrances (other than resale restrictions arising under Federal or state securities laws).

     SECTION 2.04 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 9 Rue Le Tasse, 75116 Paris, France, commencing at 10:00 a.m., local time, on the date which is three Business Days after satisfaction of the conditions set forth in Section 6.01, hereof, or at such other date, time and place as the parties may agree. The time and date upon which the Closing occurs is referred to herein as the "Closing Date."


                           ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     As an inducement to the Purchaser to enter into this Agreement, the Stockholders hereby severally (and not jointly) represent and warrant to the Purchaser as to the matters set forth in this Article III, it being understood and acknowledged that each Stockholder is only making representations and warranties on behalf of itself with respect to the subject matter of Sections 3.01 through 3.05 below.

     SECTION 3.01 Organization and Authority. (a) Each Stockholder has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Stockholder and the other Transaction Documents to which it is a party, the performance by each Stockholder of its obligations hereunder and the consummation by each Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Stockholder. This Agreement has been and upon their execution, the other Transaction Documents to which each Stockholder is a party will be duly executed and delivered by each Stockholder, and (assuming due authorization, execution and delivery by the Purchaser and the Company) this Agreement constitutes a legal, valid and binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (b) Each Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. All corporate actions taken by each Stockholder in connection with this Agreement and the transactions contemplated hereby have been duly authorized, and no Stockholder has taken any action with respect to such matters that conflicts with, constitutes a default under or results in a violation of any provision of its charter documents.

     SECTION 3.02 No Conflict; Consents. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.03, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the other Transaction Documents by each Stockholder do not and will not (a) violate, conflict with or result in the breach of any provision of the charter documents of each Stockholder, (b) conflict with or violate any Law or Governmental Order applicable to each Stockholder or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of such Stockholder, including the Company Stock, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Stockholder is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of each Stockholder to consummate the transactions contemplated by this Agreement.

     SECTION 3.03 Governmental/Regulatory Consents and Approvals. The execution, delivery and performance of this Agreement by each Stockholder does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or self regulatory organization, except (a) as described in Schedule 3.03, and (b) the notification requirements of the HSR Act.

     SECTION 3.04 Title to Company Stock. As of the Closing Date, each Stockholder shall own beneficially and of record, free and clear of all Encumbrances (other than resale restrictions created by Federal and state securities laws), that number of shares of Company Stock set forth in Schedule 3.08(b) and, upon delivery of and payment for such shares as provided herein, the Stockholders will convey to the Purchaser good and valid title thereto, free and clear of all Encumbrances (other than resale restrictions created by Federal and state securities laws).

     SECTION 3.05   Investment Intent.  With respect to the
Restricted Stock, each Stockholder hereby represents and warrants to, or agrees with, the Purchaser as follows:

          (a) Each Stockholder is acquiring its Restricted Stock as an investment without any intention of participating, directly or indirectly, in any distribution or transfer of such stock which would violate the U.S. Securities laws or the State Acts.

          (b) Each Stockholder understands and acknowledges that the Restricted Stock has not been registered under the Securities Act or under any state securities or "Blue Sky" laws (collectively, the "State Acts") or any similar laws of any other foreign jurisdiction. Each Stockholder acknowledges and agrees that it may not offer to sell, pledge, hypothecate, assign or otherwise transfer all or any part of the Restricted Stock except
(i) pursuant to an effective registration statement under the Securities Act and any applicable State Acts or (ii) in a transaction exempt from registration under such acts and, if requested by the Purchaser, the delivery of an opinion of counsel addressed to Purchaser to such effect.

          (c) Each Stockholder acknowledges that the acquisition of the Restricted Stock is a speculative investment involving a high degree of risk and that it is able to bear the economic risk of its investment in the Purchaser for an indefinite period of time.

          (d) Each Stockholder acknowledges that it has had access to all information necessary for the purpose of evaluating the risk of its investment in the Purchaser and of making an informed decision concerning such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

          (e) When and if the Restricted Stock may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition may be made only in limited amounts in accordance with the terms and conditions of such Rule and in accordance with Section 2.02 hereof.

          (f) A restrictive legend substantially in the following form shall be placed on the certificates representing the Restricted Stock:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR SECURITIES LAWS OF OTHER JURISDICTIONS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, SUCH DISPOSITION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON DISPOSITION AS SET FORTH IN THE STOCK PURCHASE AGREEMENT, DATED JULY 2, 1997, AMONG THE ISSUER, CELEBRITY CRUISE LINES, INC. AND THE STOCKHOLDERS OF CELEBRITY CRUISE LINES, INC., A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE ISSUER'S CORPORATE OFFICES."

          (g) A notation shall be made in the appropriate records of the Purchaser indicating that the Restricted Stock is subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to the Purchaser's transfer agent with respect to the Restricted Stock.

          (h) Each Stockholder is an "accredited investor" as that term is defined under Regulation D promulgated under the Securities Act.

     SECTION 3.06 Authority of the Company. The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon their execution the other Transaction Documents to which the Company is a party shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser and the Stockholders of this Agreement and such other Transaction Documents to which the Purchaser and the Stockholders are parties) this Agreement constitutes, and upon their execution such other Transaction Documents will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     SECTION 3.07 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been, is currently and is anticipated to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have a Material Adverse Effect. True and correct copies of the Memorandum and Articles of Association of the Company, each as in effect on the date hereof, have been delivered by or on behalf of the Stockholders to the Purchaser.

     SECTION 3.08 Capital Stock of the Company. (a) The authorized capital stock of the Company consists of 10,000,000 ordinary shares divided into 5,100,000 shares of Class C ordinary shares, par value CI $10.00 per share and 4,900,000 shares of Class O ordinary shares, par value CI $10.00 per share. As of the date hereof, 2,652,000 shares of Class C ordinary shares of the Company and 2,548,000 shares of Class O ordinary shares of the Company are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible or exchangeable securities, or except as set forth in that certain Shareholders' Agreement, dated October 21, 1992, among the Company and the Stockholders, as amended, other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or its Subsidiaries or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or capital stock of any of the Company's Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          (b) Schedule 3.08(b) sets forth (i) the name and last known address of each Person who is a record owner of shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company and the number of shares evidenced by each such certificate.

     SECTION 3.09 Subsidiaries. (a) Schedule 3.09(a) sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock (or similar equity interests) of each class of its capital stock (or similar equity interests) and
(iii) the number of issued and outstanding shares of each class of its capital stock (or similar equity interests), the names of the holders thereof, and the number of shares held by each such holder. Other than the Subsidiaries described in Schedule 3.09(a) and the other investments listed thereon, there are no other corporations, partnerships, limited liability companies, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries and investments described in Schedule 3.09(a), the Company is not a member of (nor is any part of the Business conducted through) any partnership. Except as set forth in Schedule 3.09(a), the Company is not a participant in any joint venture or similar arrangement.

          (b) Each Subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been, and as it is currently conducted by such Subsidiary and
(iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

          (c) Except as set forth in Schedule 3.09(c), all the outstanding equity interests of each Subsidiary which are owned, directly or indirectly, by the Company are validly issued, fully paid, nonassessable and, except with respect to wholly-owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

          (d) Except as set forth in Schedule 3.09(d), there are no options, warrants, convertible or exchangeable securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock (or similar equity interests) of any Subsidiary of the Company or obligating the Company or any Subsidiary thereof to issue or sell any shares of capital stock of, or any other interest in, any such Subsidiary.

          (e) True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary of the Company have been delivered by the Company to the Purchaser.

          (f) Except as set forth in Schedule 3.09(f), no Subsidiary of the Company is a member of (nor is any part of its business conducted through) any partnership nor is any such Subsidiary a participant in any joint venture or similar arrangement.

          (g) Except as set forth in Schedule 3.09(g), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company or any of its wholly-owned Subsidiaries is a party in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary of the Company.

          (h) The stock register of each wholly-owned Subsidiary of the Company accurately records: (i) the name and address of each Person owning shares of capital stock (or similar equity interests) of such Subsidiary and the number of shares owned by each such Person.

     SECTION 3.10 No Material Conflicts; Consents. Assuming that all consents, approvals, authorizations and other actions described in Section 3.11 have been obtained and all filings and notifications listed in Schedule 3.11 have been made, except as may result from facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and its Subsidiaries do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company or any of its Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Company, any of its Subsidiaries or any of their respective assets, properties or businesses, including, without limitation, the Business, which conflict or violation would, individually or in the aggregate, have a Material Adverse Effect or (c) except as set forth in
Schedule 3.10, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, which conflict, breach, default or violation or failure to obtain consent would, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.11 Governmental/Regulatory Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or self regulatory organization, except
(a) as described in Schedule 3.11 and (b) the notification requirements of the HSR Act, or (c) where the failure to secure any such consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or self-regulatory organization would not result in a Material Adverse Effect.

     SECTION 3.12   Financial Information; Books and Records.
(a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related audited consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants (collectively referred to herein as the "Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 1997 and the related consolidated statements of income, retained earnings, stockholders' equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Company to the Purchaser. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company (except, with respect to the Interim Financial Statements, subject to normal year-end adjustments and the customary omission of full footnote disclosures) and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and its Subsidiaries and the results of the operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby (except with respect to the Interim Financial Statements, subject to normal year-end adjustments).

          (a) The books of account and other financial records of the Company and its Subsidiaries: (i) have been maintained in accordance with good business and accounting practices and in a manner consistent with the past practices of the Company and its Subsidiaries, respectively and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

     SECTION 3.13 No Material Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than Liabilities (i) reflected or reserved against on the balance sheet included in the Interim Financial Statements, (ii) disclosed in Schedule 3.13, (iii) incurred since the date of the Interim Financial Statements in the ordinary course of the Business, consistent with the past practice, of the Company and its Subsidiaries, or (iv) Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.14 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the date of the Interim Financial Statements, except as disclosed in Schedule 3.14, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Schedule 3.14, since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has:

                      (i) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Related Party (other than key employees), which has a current outstanding balance in excess of $40,000;

                     (ii) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock (or similar equity interests) of the Company or any of its Subsidiaries or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to (a) the Company, (b) any wholly-owned Subsidiary of the Company, or (c) any non-wholly-owned Subsidiary of the Company where such dividend, distribution or redemption was made pro rata to all equity holders of such Subsidiary;

                    (iii) other than capital expenditures (a) in connection with the construction of the vessel MERCURY,
     (b) unanticipated expenditures not covered by insurance,
     (c) capital expenditures included in the 1997 budget of the Company and its Subsidiaries and (d) capital expenditures specified in Schedule 3.14(iii), made any capital expenditure or commitment for any capital expenditure or budgeted any capital expenditure in excess of $1,000,000 in the aggregate;

                     (iv) sold, transferred, leased, subleased, time-chartered, bareboat-chartered, licensed or otherwise disposed of any Vessels, other than the time-charters of Vessels to third parties, which are not more than 90 days in duration and made in the ordinary course of the Business consistent with past practice;

                      (v) issued or sold any capital stock or other equity interests (or other securities convertible or exchangeable into capital stock or other equity interests), or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any of its Subsidiaries;

                     (vi) entered into any agreement, arrangement or transaction with, or made any payment (other than regular payments of salary or wages to employees of the Company or its Subsidiaries) to, any Related Party;

                    (vii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any of its Subsidiaries to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except (i) as required by Law, any collective bargaining agreement or any other agreement listed in the
     Schedule 3.14(vii) or (ii) for increases in wages or salaries in the ordinary course of business and in a manner consistent with the past practices of the Company or such Subsidiary;

                             (viii)     other than in connection with the
     construction and acquisition of the vessel MERCURY, incurred any new, or increased the existing principal amount of Indebtedness for borrowed money in an amount exceeding
     $5,000,000 in the aggregate;

                     (ix) amended, restated or otherwise modified the Memorandum and Articles of Association (or other similar organizational documents) of the Company or any of its Subsidiaries;

                                (x)     made charitable contributions of cash
     or by distribution of Assets in excess of an aggregate of $25,000;

                     (xi) suffered any casualty loss or damage with respect to any of the Vessels, whether or not such loss or damage shall have been covered by insurance, or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any one case or in the aggregate, has had or could reasonably be expected to have a Material
     Adverse Effect; or

                    (xii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.14, except as expressly contemplated by this Agreement.

     SECTION 3.15   Litigation.  Except as set forth in Schedule
3.15 (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced), there are no Actions by or against the Company or any of its Subsidiaries, or the Assets or the Business, pending (or, to the knowledge of the Stockholders, threatened) which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, none of the Company, its Subsidiaries nor any of the Assets is subject to any Governmental Order (nor, to the knowledge of the Stockholders, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), which could have a Material Adverse Effect.

     SECTION 3.16 Related Party Transactions. Except as set forth in Schedule 3.16, no Related Party or Affiliate is directly or indirectly a party to any contract or other arrangement (whether written or oral) with the Company or any of its Subsidiaries providing for services, products, goods or supplies, rental of real or personal property, or otherwise requiring payments from or to the same in excess of $250,000 annually, individually, or $1,000,000 annually, in the aggregate or which has a term in excess of one year and which cannot be terminated by the Company or its Subsidiaries without penalty or other adverse consequences. Except as set forth on in Schedule 3.16, no Related Party has any financial interest in any competitor of the Company or any of its Subsidiaries, other than competitors which are publicly traded companies.

     SECTION 3.17   Compliance with Laws.  Except as set forth in
Schedule 3.17, the Company and its Subsidiaries have each conducted the Business in accordance with all Laws (including, without limitation, the Foreign Corrupt Practices Act) and Governmental Orders applicable to the Company or any of its Subsidiaries or any of the Assets or the Business, and neither the Company nor any of its Subsidiaries is in violation of any such Law or Governmental Order, in each case, except where such conduct or violation would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.18 Environmental Matters. (a) Except as set forth in Schedule 3.18(a), the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not be reasonably expected to have a Material Adverse Effect.

          (b) Except as set forth in Schedule 3.18(b), neither the Company nor any of its Subsidiaries is subject to any Environmental Claims which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.19   Material Contracts.

          (a) Except as disclosed in Schedule 3.19(a), each contract, agreement, commitment, lease, sublease, license, arrangement and understanding, whether written or oral (each a "Contract"), of the Company and its Subsidiaries: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.19(a) are not obtained, shall continue in full force and effect without penalty or other adverse consequence, and except where the failure of any Contract to be valid, binding, or in full force and effect would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.19(a), neither the Company nor any of its Subsidiaries is in breach of, or default under, any Contract and there are no unresolved disputes with respect to any Contract, except where such breach, default or unresolved dispute would not reasonably be expected to result in a Material Adverse Effect. None of the Company, any of its Subsidiaries or any Stockholder has received notice that any party to any Contract intends to modify, cancel or terminate a Contract or refuse to renew a Contract upon the expiration of the term thereof, whether as a result of the consummation of the transactions contemplated hereby or otherwise, except where such modification, cancellation, termination or refusal to renew would not reasonably be expected to result in a Material Adverse Effect.

          (b) Except as disclosed in Schedule 3.19(b), to the Stockholders' knowledge, no other party to any Contract is in breach thereof or default thereunder, except where such breach or default would not reasonably be expected to result in a Material Adverse Effect.

          (c) Except as disclosed in Schedule 3.19(c) or as expressly contemplated herein, there is no Contract granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the material properties or assets of the Company or any of its Subsidiaries.

     SECTION 3.20 Intellectual Property. The Company and each Subsidiary has the right to use the name "Celebrity" in the cruise line business in the United States. Except as set forth in Schedule 3.20, the Stockholders have no knowledge that the conduct of the Business as now operated conflicts with, or infringes upon, any Intellectual Property rights or franchises of any Person in any manner.

     SECTION 3.21 Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

     SECTION 3.22 Assets. (a) Except as disclosed in Schedule 3.22, either the Company or a Subsidiary of the Company, as the case may be, owns, leases or has the legal right to use all the properties and assets including, without limitation, the Intellectual Property (excluding trade and service names and marks), the Leased Real Property, and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any of its Subsidiaries and which are material (all such material properties and assets being the "Assets"). Either the Company or a Subsidiary of the Company, as the case may be, has good title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Schedule 3.22(a),
(ii) Permitted Encumbrances and (iii) those Encumbrances which would not reasonably be expected to have a Material Adverse Effect. All of the Vessels are owned by the Company or its Subsidiaries.

          (b) The Assets constitute all the properties, assets and rights necessary in the conduct of the Business. All the Assets are functioning as of the date hereof and are suitable for the purposes for which they are used and intended.

          (c) Each Vessel is permanently registered and recorded in the name of its owner with the appropriate maritime authorities under the law of its flag country. Except as set forth on Schedule 3.22(c) hereto, each Vessel is in all respects seaworthy, is in class, is free of any material recommendations, notations, visas and reservations by the classification society in which she is entered, is free of material average damage affecting class, with all class and trading certificates, national and international, clean and valid and each Vessel's hull surveys and continuous machinery survey cycles are up to date or have been extended. Except where the failure to comply would not have a Material Adverse Effect, each Vessel and its owner is in compliance with all current regulations and requirements (statutory or otherwise) applicable to vessels registered under the laws of its flag country and applicable to vessels trading to any jurisdiction to which such Vessel trades. Except as set forth on Schedule 3.22(c), each Vessel is in conformity with the current requirements of the U.S. Coast Guard, IMO and SOLAS and all other national and international rules, regulations, requirements, treaties and conventions which are required to be complied with or observed by the Vessel in the normal course of its operations in order to allow the Vessel to operate for its intended purpose and, subject to the next sentence, there are no circumstances known to the Stockholders which indicate that any of the licenses, permissions, authorizations and consents relating to the foregoing may be revoked or may not be renewed, in whole or in part, in the ordinary course of events. To the knowledge of the Stockholders, none of the Vessels has been employed in any trade or business which is unlawful under the laws of any relevant jurisdiction or in carrying illicit or prohibited goods, in each case to the extent such use has or could have a continuing Material Adverse Effect or in any manner whatsoever which may render it liable to condemnation in a Prize Court or to destruction, seizure or confiscation.

          (d) Following the consummation of the transactions contemplated by this Agreement, either the Company or a Subsidiary, as the case may be, will continue to own, pursuant to good title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets, including without limitation, and the Vessels, without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

          (e) As of the date hereof, with respect to the vessel MERCURY, none of the Company, any of its Subsidiaries or any of the Stockholders has been advised of any scheduling or potential delivery delays or received any force majeure notices which are currently in effect. Based upon all work requested through the date hereof, the cost of the vessel MERCURY, including, without limitation, capitalized interest and all items necessary or useful to place the vessel MERCURY in service as a passenger cruise ship upon delivery thereof will not exceed an aggregate of $380,000,000.

     SECTION 3.23   Employee Benefit Matters.

          (a) For purposes of this Section 3.23, the following terms shall have the meanings indicated:

                           (i)     "ERISA" shall mean the Employee
     Retirement Income Act of 1974, as amended.

                          (ii) "Employee benefits plan" shall have the meaning ascribed thereto in Section 3(3) of ERISA and shall also mean and, include any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company care, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement maintained, sponsored or contributed to by the Company, any of its Subsidiaries or an ERISA Affiliate.

                         (iii) ERISA Affiliate shall mean any entity that would be deemed a "single employer" with the Company or any of its Subsidiaries, under Section 414(b), (c), (m), or
     (o) of the Code, or Section 4001 of ERISA.

                          (iv)     "Multiemployer Plan" shall have the
     meaning ascribed thereto in Section 4001(a)(3) of ERISA or
     Section 414(f) of the Code.

          (b)  no "prohibited transaction," within the meaning of
Section 4975 of the Code and Section 406 of ERISA, and no other event or fact has occurred, is expected to occur or exists with respect to any plan which has subjected or could subject the Company or any of its Subsidiaries, any officer, director or employee of the Company or its Subsidiaries, or any trustee, administrator or other fiduciary, to a tax or penalty imposed by either Section 502 of ERISA or Section 4975 of the Code, or any other liability with respect thereto.

          (c) to the knowledge of the Stockholders, no employee benefit plan is under audit or investigation by the IRS or the United States Department of Labor or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty which has not been satisfied.

          (d) Each employee benefit plan of the Company, any of its Subsidiaries or an ERISA Affiliate, whether U.S. or foreign, complies in all material respects with, and has been operated and maintained in substantial compliance with all applicable Laws.

          (e) No employee benefit plan of the Company, any of its Subsidiaries or an ERISA Affiliate, whether U.S. or foreign, has any unfunded liability (or the equivalent thereof) individually or in the aggregate exceeding $1,000,000 other than as specifically reserved for on the Interim Financial Statements.

          (f) Neither the Company, any Subsidiary of the Company or any ERISA Affiliate has contributed to, or is obligated to contribute to, has any liability to, has sponsored or sponsors or otherwise participated or participates in a multiemployer plan, whether U.S. or foreign.

          (g) Each employee benefit plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

     SECTION 3.24 Labor Matters. There are no material controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Stockholders, threatened, between the Company or any of its Subsidiaries and any of their respective employees, and neither the Company nor any of its Subsidiaries has experienced any such material controversy, strike, slowdown or work stoppage within the past three years.

     SECTION 3.25 Taxes. (a) (i) All material returns and reports in respect of Taxes required to be filed with respect to the Company and each Subsidiary have been timely filed; (ii) all such returns and reports are true, correct and complete in all material respects; (iii) all Taxes required to be shown on such returns and reports or otherwise due (except with respect to amounts for which the Company has adequate reserves on the Interim Financial Statements) have been timely paid; (iv) except as disclosed on Schedule 3.25(a), no material adjustment relating to such returns has been proposed formally by any Tax authority and, to the knowledge of the Stockholders, no basis exists for any such adjustment; (v) except as disclosed on Schedule 3.25(a), there are no pending or, to the knowledge of the Stockholders, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary or any corporation that was included in the filing of a return with the Company on any consolidated, combined or group basis under the Laws of any Tax authority; (vi) neither the Company nor any Subsidiary is or has been a domestic corporation within the meaning of Section 7701(a)(4) of the Code; (vii) neither the Company nor any Subsidiary is currently or ever has been subject to any material Tax under Section 882(a) of the Code; (viii) except as included on Schedule 3.25(a), there are no material Tax liens on any assets of the Company or any Subsidiary; (ix) except as disclosed on Schedule 3.25(a), no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xi) the Company and its Subsidiaries have made all material payments of estimated Taxes required to be made under any comparable provision to Section 6655 of the Code provided for under the Laws of any nation, state or locality; (xii) except with respect to amounts for which the Company has adequate reserves in the Interim Financial Statements and reserves accrued for periods thereafter, all Taxes required to be withheld, collected or deposited by or with respect to the Company or any Subsidiary have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xiii) neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax; and (xiv) except as disclosed on Schedule 3.25(a) neither the Company nor any Subsidiary is a passive foreign investment company or a United States Real Property Holding Corporation.

          (b) Except as disclosed in Schedule 3.25(b): (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject; (ii) to the knowledge of the Stockholders, there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could materially increase the amount of any Tax to which the Company or any Subsidiary would be subject; and (iii) except as set forth in Schedule 3.25(b), no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Company or a Subsidiary.

          (c) (i) the Company has delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax returns since October 1, 1992, and correct and complete summaries of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since October 1, 1992; and (ii) the Company has delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

          (d) On the balance sheet included in the Interim Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes, except for Liabilities for Taxes which individually or in the aggregate would not have a Material Adverse Affect relating to the Company and the Subsidiaries for periods through the period covered thereby.

          (e)  Except as set forth in Schedule 3.25(e), under
Section 883 of the Code, the United States source gross income of the Company and each of its Subsidiaries derived from the international operation of a ship or ships is and has at all prior times been exempt from U.S. federal income taxes (including without limitation any tax under Section 887 of the Code).

          (f) Through the Closing Date, neither the Company nor any of its Subsidiaries is currently or ever has been a controlled foreign corporation within Section 957 of the Code.

     SECTION 3.26 Material Adverse Events. Since the date of the Interim Financial Statement, there have not been any events, changes or developments relating to the Company and its Subsidiaries, the Business or the Assets which, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, excluding such events, changes or developments as have a material adverse impact on the cruise industry as a whole or the U.S. or worldwide economy generally.

     SECTION 3.27 Response to Due Diligence Requests. With respect to all due diligence requests made by the Purchaser and its representatives, the Company and the Stockholders (a) have complied in good faith with each such request, (b) have not knowingly withheld from the Purchaser or its representatives any documents, materials or other information responsive or relevant to any of such requests, (c) have provided documents, materials and other information in response to such requests that were either (i) regularly prepared in the ordinary course of the Company's past practice, or (ii) if specially prepared in response to such request, prepared in good faith from documents, materials and/or other information prepared on a basis consistent with the Company's past practices.

     SECTION 3.28 Brokers, Finders, Etc.. None of the Company, any of its Subsidiaries or any Stockholder has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith, except for Goldman, Sachs & Co. whose fees will be paid by the Stockholders pursuant to an agreement among such parties.


                            ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Stockholders to enter into this Agreement, the Purchaser hereby represents and warrants to the Stockholders as follows:

     SECTION 4.01   Organization and Authority of the Purchaser.
(a) The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company and the Stockholders) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (b) The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Liberia and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on its business as it has been and is currently conducted, to own the Company Stock and to operate the Business following the Closing. All corporate actions taken by the Purchaser in connection with this Agreement and the transactions contemplated hereby have been duly authorized, and the Purchaser has not taken any action with respect to such matters that conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or By-laws.

     SECTION 4.02 No Conflict; Consents. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company and the Stockholders, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or any Subsidiary thereof or any of their respective assets, properties or businesses which conflict or violation would, individually or in the aggregate, have a material adverse effect on the Purchaser and its Subsidiaries taken as a whole or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected, which conflict or violation would, individually or in the aggregate, have a material adverse effect on the business or the financial condition of the Purchaser and its Subsidiaries taken as a whole.

     SECTION 4.03 Governmental/Regulatory Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or self regulatory organization, except (a) as described in a writing given to the Stockholders by the Purchaser on the date of this Agreement, (b) the notification requirements of the HSR Act and (c) where the failure to secure any such consent, approval, authorization or order of, action by, filing with, or notification to, any Governmental Authority would not result in a material adverse effect on the Purchaser and its Subsidiaries taken as a whole.

     SECTION 4.04 Capital Stock of the Purchaser. The authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock, $.01 par value per share (the "Purchaser Common Stock"), and 20,000,000 shares of preferred stock, $.01 par value per share, of which 3,450,000 shares have been designated as $3.625 Series A Convertible Preferred Stock (the "Convertible Preferred Stock"). As of the date hereof, (a) 64,001,901 shares of Purchaser Common Stock are issued and outstanding, (b) 3,450,000 shares of Convertible Preferred Stock are issued and outstanding, (c) an aggregate of approximately 4,500,000 shares of Purchaser Common Stock are reserved for issuance under the Purchaser's Employee Stock Purchase Plan, Employee Stock Option Plan and Incentive Stock Option Plan and
(d) approximately 5,324,000 shares of Purchaser Common Stock are reserved for issuance upon conversion of the Convertible Preferred Stock. All outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued, are fully paid and non-assessable and are free from pre-emptive rights. Except as set forth in the SEC Reports, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or any other interest in, the Purchaser. All shares of Purchaser Common Stock reserved for issuance as aforesaid or issuable pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
Except as set forth in the SEC Reports or as contemplated by this Agreement, there are no material outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock, or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person, other than a Subsidiary of Purchaser.

     SECTION 4.05 Litigation. Except as set forth in the SEC Reports or in Schedule 4.05 (which, with respect to each Action disclosed in Schedule 4.05, sets forth: the parties, nature of the proceeding, date and method commenced), there are no Actions by or against the Purchaser or any of its Subsidiaries, or the assets or business of the Purchaser, pending (or, to the knowledge of the Purchaser, threatened) which if adversely determined could reasonably be expected to have a material adverse effect on the business or financial condition of the Purchaser and its Subsidiaries taken as a whole or its ability to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 4.05, none of the Purchaser, its Subsidiaries nor any of their assets or business is subject to any Governmental Order (nor, to the knowledge of the Purchaser, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which could have a material adverse effect on the business or financial condition of the Purchaser and its Subsidiaries taken as a whole or its ability to consummate the transactions contemplated by this Agreement.

     SECTION 4.06 SEC Filings. (a) The Purchaser has delivered to the Stockholders (i) its annual report on Form 20-F for its fiscal year ended December 31, 1996 ("1996 Form 20-F"),
(ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Purchaser held since January 1, 1997, and (iii) all of its other reports, statements, schedules and registration statements filed by the Purchaser with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, "SEC Reports").

          (b) As of its filing date, each SEC Report filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.07 Financial Statements. The audited financial statements included in the 1996 Form 20-F are true and correct and fairly present, in conformity with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Purchaser as of the Balance Sheet Date and results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, "Balance Sheet" means the Purchaser's balance sheet as of December 31, 1996, including the notes thereto, as set forth in the Purchaser's Form 20-F referred to in Section 4.06, and "Balance Sheet Date" means the date of the Balance Sheet.

     SECTION 4.08 Conduct in the Ordinary Course. Except as disclosed in the SEC Reports or as otherwise publicly disclosed, the Purchaser has conducted its business in the ordinary course consistent with past practice. Since the date of the last SEC Report through the date hereof, there have not been any events, changes or developments relating to the Purchaser and its Subsidiaries or their respective businesses or assets which, either individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Purchaser and its Subsidiaries taken as a whole, excluding such events as have a material adverse impact on the cruise industry as a whole or the U.S. or world economy generally.

     SECTION 4.09 Compliance with Laws. Except as disclosed in the SEC Reports or as set forth in Schedule 4.09, the Purchaser and its Subsidiaries have conducted their businesses in accordance with all Laws and Governmental Orders (including Environmental Laws and Governmental Orders relating to Environmental Laws or Environmental Matters) applicable to the Purchaser or any Subsidiary thereof or any of their respective assets or businesses, and neither the Purchaser nor any Subsidiary thereof is in violation of any such Law or Governmental Order, except where such conduct or violation would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Purchaser and its Subsidiaries taken as a whole or Purchaser's ability to consummate the transactions contemplated by this Agreement.

     SECTION 4.10 Purchaser's Tax Status. Since February 12, 1997 through the date hereof, the Purchaser has not been advised in writing by the IRS of any fact that would cause it to believe the United States income tax status of the Purchaser has changed or is subject to change.

     SECTION 4.11   Investment.  Purchaser is acquiring the
Company Stock for its own account for investment and not with a view toward any resale or distribution thereof.

     SECTION 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     SECTION 4.13   Available Financing.  At the Closing, the
Purchaser will have sufficient financing to pay the Cash
Consideration to the Stockholders pursuant to Section 2.02 hereof.

                            ARTICLE V

                      ADDITIONAL AGREEMENTS

     SECTION 5.01   Conduct of Business Prior to the Closing.

          (a) The Company covenants and agrees that, except as described in Schedule 5.01(a), between the date hereof and the Closing Date, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice.

          (b) Except as described in Schedule 5.01(b), the Company covenants and agrees that, prior to the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, neither the Company nor any Subsidiary will do any of the things enumerated in clauses (i) through (x) and clause (xii) of the second sentence of Section 3.14.

     SECTION 5.02   Access to Information.

          (a) From the date hereof until the Closing Date, upon reasonable notice, the Stockholders shall cause the Company and its Subsidiaries and each of the Company's and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours and without unreasonable interference with business operations, to the offices, properties, plants, vessels, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants, counsel, customers and suppliers of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

          (b) The Company shall promptly furnish to the Purchaser all material financial reports and statements, budgets and similar items of the Company and its Subsidiaries that are prepared in the ordinary course of business between the date hereof and the Closing Date, including, without limitation, monthly reports of income, sales, revenue and cash flow, balance sheets and such other reports as are customarily distributed to senior management. Prior to the Closing, subject to available space limitations, the Purchaser shall have the right, upon reasonable prior notice, during any cruise in which any Vessel is engaged, to put representatives on board of such Vessels, who will not interfere in the operation of the Vessel. Such representatives shall have full access to the Vessel, her spaces and machineries and decks as may be possible from time to time, consistent with the safety requirements and the operation of the Vessel.

          (c)  No investigation pursuant to this Section 5.02 or
Section 3.05(d) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 5.03 Purchaser Confidentiality. All information obtained by the Purchaser pursuant to Section 5.02 shall be kept confidential in accordance with the Confidentiality Agreement. At the Closing, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

     SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents.

          (a) Each party hereto shall use all reasonable efforts to obtain (or cause the Company and its Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, and they will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b) The Stockholders shall cause the Company and its Subsidiaries to use all reasonable efforts to give such notices to third parties and use all reasonable efforts to obtain such third party consents as the Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement.

          (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company and its Subsidiaries in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser may reasonably deem materially adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

          (d) The Stockholders, the Company and Purchaser agree to make reasonable efforts to effect all necessary filings and submissions under the HSR Act, and to comply with other requests for information from Governmental Authorities, to the extent required by Law. Except as may be restricted by Law, (i) the parties hereto shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act by Stockholders and/or the Company and Purchaser in connection with the transaction contemplated hereby, and (ii) the parties shall use their reasonable efforts to cooperate and consult with each other with respect to any written or oral responses to any requests for additional information or documentary material by the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") in connection with the transactions contemplated hereby; provided, however, that nothing herein shall require the parties to exchange information which may be deemed to be of a sensitive or competitive nature. Notwithstanding the foregoing, none of the Purchaser, the Stockholders or the Company shall be obligated to contest any action or decision taken by the FTC or the Antitrust Division or any other Governmental Authority challenging the consummation of the transactions contemplated hereby, and nothing contained in this Agreement shall require Purchaser or its affiliates to agree to hold separate or to divest any of the assets, properties or businesses of Purchaser or any of Purchaser's affiliates or otherwise agree to the imposition of any material restriction on the Business or the operations of Purchaser or any of Purchaser's Affiliates. Purchaser, on the one hand, and Stockholders, on the other hand, shall each pay 50% of the filing fees required under the HSR Act.

     SECTION 5.05 No Solicitation. From and after the date of this Agreement through the Closing or termination of this Agreement in accordance with its terms, no Stockholder shall nor shall any Stockholder permit any of its Affiliates (including, without limitation, the Company) to, nor shall any Stockholder authorize or permit any investment banker, attorney, employee, director, officer or other advisor or representative of such Stockholder or any of his Affiliates to, directly or indirectly,
(a) solicit, initiate or encourage the submission of any Investment Proposal (as defined below), (b) enter into any agreement or understanding with respect to any Investment Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Investment Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any investment banker, attorney, employee, director, officer or other advisor or representative of a Stockholder or any of its affiliates, with the knowledge of such Stockholder but whether or not such Person is purporting to act on behalf of such Stockholder or otherwise, shall be deemed to be a breach of this covenant by such Stockholder. For the purposes of this Agreement, "Investment Proposal" means any proposal or offer (other than an offer by Purchaser or any of its affiliates) for a merger, consolidation, financing or other business combination involving the Company or any proposal or offer (other than a proposal or offer by Purchaser or any of its affiliates) to acquire in any manner, directly or indirectly, an interest in any securities of or a substantial portion of the assets of the Company or any of its Subsidiaries. The Company and Stockholders shall promptly notify Purchaser of any Investment Proposal or any inquiry reasonably likely to lead to an Investment Proposal, and shall promptly deliver a copy of any such written Investment Proposal or inquiry to Purchaser. The Stockholders agree not to, and to cause the Company and each Subsidiary not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

     SECTION 5.06 Stockholder Supplements. From time to time prior to the Closing Date, the Stockholders shall furnish and shall cause the Company and its Subsidiaries to furnish to the Purchaser supplemental information with respect to any material matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by the Stockholders or any information contained in the Disclosure Schedule provided by the Stockholders then to be inaccurate or incomplete in any material respect; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations and warranties of the Stockholders hereunder for purposes of Article III hereof.

     SECTION 5.07 Purchaser Supplements. From time to time prior to the Closing Date, the Purchaser shall furnish to the Stockholders supplemental information with respect to any material matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by the Purchaser or any information contained in the Disclosure Schedule provided by the Purchaser then to be inaccurate or incomplete in any material respect; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations and warranties of the Purchaser hereunder for purposes of Article IV hereof.

     SECTION 5.08 Listing Application. The Purchaser shall promptly prepare and submit to the New York Stock Exchange a listing application covering the Restricted Stock, and shall use its reasonable best efforts to obtain, prior to the Closing Date, approval for the listing of such Restricted Stock, subject to official notice of issuance.

     SECTION 5.09 Vessels AMERIKANIS and BRITANIS. On or prior to the Closing Date, the Stockholders shall purchase from the Company or its Subsidiaries (as applicable) each of the Vessels AMERIKANIS and BRITANIS for an aggregate purchase price that will yield net proceeds to the Company of $10,000,000, pursuant to the Agreement substantially in the form of Exhibit 5.09 attached hereto.

     SECTION 5.10   Vessel MERIDIAN.  For the purposes of this
Section 5.10:

     "Alternative Sale Date" means the date upon which the vessel
MERIDIAN is sold and delivered to any party pursuant to an Alternative MOA or the date upon which the vessel MERIDIAN is sold and delivered to the Stockholders or their nominee pursuant to Section 5.10(c)(ii)(5) below;

     "Cancelling Date" means the cancelling date under the MOA including any later date than that specified in Clause 5 of the MOA to which Metro may agree or on or before which Metro may permit Fourth Transoceanic to perform its obligations thereunder;

     "Fourth Transoceanic" means Fourth Transoceanic Shipping Co.
Ltd., a subsidiary of the Company;

     "Insurance Policy" means the Sellers' interest insurance in respect of the vessel MERIDIAN in the amount of $35,000,000 evidenced by the Cover Note No. HB5997 issued by Willis Faber
Marine dated July 1, 1997.

     "MERIDIAN" means the passenger vessel "MERIDIAN", the subject of the MOA and owned by Fourth Transoceanic;

     "Metro" means Metro Holdings Limited of Singapore; and

     "MOA" means the Memorandum of Agreement dated February 21,
1997 made between Fourth Transoceanic and Metro in respect of the vessel MERIDIAN; "Alternative MOA" means any memorandum of agreement entered into pursuant to Section (c)(4) below.

          (a) The Purchaser shall, as and from the Closing Date, not interfere with, or override, the operation of the vessel MERIDIAN by the existing (pre-Closing Date) marine management personnel of the Company with a view to their ensuring that the vessel MERIDIAN will be ready for delivery under the MOA on or before the Cancelling Date.

          (b) In the event that the vessel MERIDIAN suffers breakdown or damage following the Closing Date the Purchaser shall conduct itself in the manner described in (a) above to enable the repair at its own cost and expense of such breakdown or damage (including all replacements and additional work in connection therewith) on or prior to the Cancelling Date and, in any event, the completion of such repairs, replacements and additional work as soon as reasonably practicable.

          (c)  In the event that:

                           (i) notwithstanding due performance by the Purchaser of its obligations under Section 5.10(a) and (b) above, the vessel MERIDIAN is not ready for delivery under the MOA on or prior to the Cancelling Date and, as a result thereof, the MOA is cancelled by Metro; or

                          (ii) Metro fails to perform its obligations under the MOA to purchase the vessel MERIDIAN.

          The following provisions shall apply:

                    (1)  neither the Purchaser nor any of its
               Subsidiaries or Affiliates shall have any obligation to market the vessel MERIDIAN for employment or otherwise, and, at the election of Purchaser, the vessel MERIDIAN shall be taken out of service and laid-up at such place and in such manner as the Stockholders shall reasonably require;

                    (2)  all costs and expenses of maintaining,
               operating, laying-up and insuring the vessel
               MERIDIAN incurred after the date on which (c)
               (i) or (ii) above occurs until the Alternative Sale Date shall be indemnified (and paid upon demand from time to time of the Purchaser) to the Purchaser by the Stockholders (but this shall not include any such costs and expenses payable by the Purchaser under (b) above);

                    (3) in the event that Metro is in default of its obligations under the MOA to purchase the vessel MERIDIAN, the Stockholders shall be entitled to conduct all arbitration and other proceedings against Metro in the name of Fourth Transoceanic and to take all such actions in connection therewith as they shall determine, all at their own cost and expense; the same procedure shall apply in the case of default by any purchaser under any Alternative MOA;

                    (4)  the Stockholders shall use all
               reasonable endeavors to sell the vessel MERIDIAN to another purchaser and the Purchaser shall procure all reasonable assistance in connection therewith and shall procure that Fourth Transoceanic enters into a memorandum of agreement for such a sale in such terms and with such party as the Stockholders shall reasonably require (taking account customary market practice) but which memorandum of agreement is no more onerous to Fourth Transoceanic than the MOA but with no obligation to provide crew assistance;

                    (5)  in the event that a sale of the vessel
               MERIDIAN has not been completed on or before the date falling two years after the Closing Date, the Stockholders (or a nominee for which they shall be severally responsible) shall purchase the vessel MERIDIAN on the same terms (other than as to price) set out in Schedule 5.10 and the price shall be calculated as set out in Section 5.10(c)(ii)(6) below;

                    (6)  the purchase price referred to in
               Section 5.10(c)(ii)(5) above shall be the net sale proceeds which would have been received by Fourth Transoceanic under the MOA had the vessel MERIDIAN been purchased by Metro on or before the Cancelling Date in accordance with the terms thereof (i.e. after allowing for brokerage, dry-docking, repairs and other costs which would have been borne by Fourth Transoceanic or any subsidiary of the Company in delivering the vessel MERIDIAN to Metro under the MOA) plus interest in such amount of net sale proceeds from October 31, 1997 up to (and including) the date of payment of such amount at such rate (compounded semi-annually) as the Purchaser shall from time to time certify to the Stockholders to be its average cost of bank-borrowing or (if greater and then only to the extent of any borrowing in respect of as to the Closing Date) the actual cost of such borrowing in respect of the vessel MERIDIAN, less the aggregate of:

               - any net proceeds of the Insurance Policy then received by the Company or any of its Subsidiaries;

               - any net proceeds of any arbitration or other proceeding concluded against Metro under the MOA or any other party under an Alternative MOA then received by the Company or any of its Subsidiaries; or

               - any deposits (and interest accrued thereon under the relevant MOA) retained by Fourth
                    Transoceanic under the MOA or any Alternative
                    MOA (together, the "Deductibles").

                    (7) in the event that the vessel MERIDIAN is sold to a third party pursuant to an Alternative MOA, the Stockholders shall, concurrently therewith, pay to the Purchaser (in addition to any amounts payable by them under Section 5.10(c)(ii)(2) above) an amount equal to that calculated in accordance with Section 5.10(c)(ii)(6) above but including as an additional Deductible the net sale proceeds received by Fourth Transoceanic under the Alternative MOA, and, if the Deductibles (as so calculated) exceed the net sale proceeds plus interest thereon as referred to in Section 5.10(c)(ii)(6), the amount of the excess shall be paid to the Stockholders;

          (d) The Stockholders shall, provided that they shall have made payment in full under Sections 5.10(c)(ii)(6) and (7) above, be entitled to:

                           (i) the proceeds of the Insurance Policy to the extent not brought into the Deductibles for the purposes of Sections 5.10(c)(ii)(6) or (7) above; and

                          (ii) the proceeds of any arbitration or other proceeding against Metro and/or any other purchaser under an Alternative MOA to the extent not brought into the Deductibles for the purposes of Sections 5.10(c)(ii)(6) or
     (7) above;

          (e) If the vessel MERIDIAN is a total loss for the purposes of the MOA, Fourth Transoceanic shall be entitled to retain an amount equal to the net sale proceeds plus interest thereon as referred to in Section 5.10(c)(ii)(6) above and costs associated with the total loss, and Fourth Transoceanic and the Stockholders shall equally divide any reamining amount of the total loss insurance proceeds. If the vessel MERIDIAN is a total loss after the Cancelling Date (but prior to the sale thereof to a third party under an Alternative MOA or to the Stockholders (or their nominee) under Section 5.10(c)(ii)(5) above, Fourth Transoceanic shall be entitled to retain an amount equal to the net sale proceeds plus interest thereon as referred to in Section 5.10(c)(ii)(6) above, and any surplus insurance proceeds shall be paid to the Stockholders.

          (f) As and from the Cancelling Date until the Alternative Sale Date the Purchaser shall make available, at cost, all services reasonably required by the Stockholders for the maintenance, repair, lay-up, reactivation, drydocking and/or general operation of the vessel MERIDIAN so as to enable the vessel MERIDIAN to be sold under an Alternative MOA and/or to the Stockholders (or their nominee) under Section 5.10(c)(ii)(5) above.

          (g) Until the Cancelling Date the Purchaser shall procure that Fourth Transoceanic does everything reasonably required by the Stockholders in connection with the MOA and the delivery of the vessel MERIDIAN thereunder.

          (h) Each Stockholder shall, in relation to its respective several obligations to the Purchaser under this
Section 5.10, provide to the Purchaser the following securities:

                           (i) (in the case of Overseas), the guarantee of its parent, Overseas Shipholding Group Inc., a Delaware corporation, pursuant to the Guaranty described in Section
     6.03(k); and

                          (ii) (in the case of Archinav) pledge of an amount of Restricted Stock having an aggregate value, as of the Closing Date, of $30,000,000 pursuant to the Stock
     Pledge Agreement described in Section 6.03(j).

     SECTION 5.11 Board Representation. For a period of seven years following the Closing Date, each Stockholder shall be entitled to nominate one representative to serve on the Purchaser's Board of Directors, which representatives shall be acceptable to the Purchaser in its reasonable judgment. Within five Business Days following the Closing, the Purchaser shall take such action as is reasonably necessary to cause such representatives nominated by the Stockholders to become directors of the Purchaser effective as of the Closing Date. The foregoing notwithstanding, each Stockholder's rights set forth in this
Section 5.11 shall terminate in the event such Stockholder at any time following the Closing is the record owner of less than 75% of the number of shares which such Stockholder receives hereunder (as adjusted for stock dividends, stock splits and combinations).

     SECTION 5.12 Confidential Information Regarding the Business. The Company and the Stockholders acknowledge that Purchaser would be irreparably damaged if the Company's or any Stockholder's confidential knowledge of the Business were disclosed to or utilized on behalf of others in competition in any material respect with the Business as the same is being acquired by Purchaser. Accordingly, the Stockholders shall not, and shall cause the Company and its Subsidiaries not to, disclose any confidential or proprietary information relating to the Business to any Person, or make use of any such confidential or proprietary information for their own purpose or for the benefit of any Person, except Purchaser.

     SECTION 5.13 Sales and Transfer Taxes. Each of the Purchaser, on the one hand, and the Stockholders, on the other hand, shall pay 50% of any taxes and fees payable by reason of the transfer and conveyance of the shares of Company Stock in connection with the transactions contemplated hereby.

     SECTION 5.14 Resignations. The Stockholders shall, to the extent requested by the Purchaser, procure the resignations of the directors of the Company effective as of the Closing Date.

     SECTION 5.15 Further Information. Following the Closing, each party will afford the other parties and their counsel and accountants, during normal business hours, reasonable access to the books, records and other data of the Company in its possession with respect to periods prior to the Closing (other than any books, records or other data such party reasonably determines to be confidential or subject to attorney-client privilege) and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party that relate to the Company, or the Business, or (ii) to facilitate the preparation of any of Stockholder's tax returns.

     SECTION 5.16 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                            ARTICLE VI

                            CONDITIONS

     SECTION 6.01 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

          (a) HSR. The expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act; and

          (b) NYSE Listing. The New York Stock Exchange shall have authorized, upon official notice of issuance, the Restricted
Stock.

     SECTION 6.02   Conditions to Obligations of the
Stockholders. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects, except for any developments between the date hereof and the Closing Date, with respect to the Purchaser and its Subsidiaries material adverse effect shall be judged by the materiality standard stated in Section 6.02(g)) on and as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by the Purchaser as of or before the Closing Date shall have been complied with in all material respects, and the Stockholders shall have received a certificate from the Purchaser to such effect signed by an executive officer thereof;

          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company, the Stockholders or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Stockholders is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.02(b) shall not apply if any of the Company or the Stockholders has directly or indirectly solicited or encouraged any such Action;

          (c) Resolutions. The Stockholders shall have received a true and complete copy, certified by a duly authorized officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (d) Incumbency Certificate. The Stockholders shall have received a certificate of the Secretary or a duly authorized officer of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

          (e) Consideration. The Stockholders shall have received payment of the Cash Consideration and delivery of the Restricted Stock;

          (f) Registration Rights Agreement. The Stockholders shall have received a copy of the Amended and Restated
Registration Rights Agreement of the Purchaser, substantially in the form of Exhibit 6.02(f) attached hereto, executed by the Purchaser and the other parties thereto;

          (g) Consents and Approvals. The Purchaser, the Company and the Stockholders shall have received, each in form and substance satisfactory to the Purchaser in its reasonable good faith determination, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents set forth on Schedule 6.02(g);

          (h) Release. The Company shall have executed and delivered a release in favor of the Stockholders substantially in the form of Exhibit 6.02(h) attached hereto; and

          (i) Material Adverse Event. Since March 31, 1997, no event or events shall have occurred which individually or in the aggregate would reasonably be expected to have a material adverse effect on the long-term fundamental business prospects of the Purchaser, excluding such event or events as have a material adverse impact on the cruise industry as a whole or the U.S. or world economy generally.

     SECTION 6.03   Conditions to Obligations of the Purchaser.
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Stockholders contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except with respect to representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date. The covenants and agreements contained in this Agreement to be complied with by the Company and the Stockholders as of or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate to such effect signed by an executive officer of each of the Stockholders;

          (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Stockholders the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which in the reasonable good faith determination of the Purchaser is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect; provided, however, that the provisions of this
Section 6.03(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

          (c) Resolutions of the Company. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company and the Stockholders evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (d) Incumbency Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of the Company and each Stockholder certifying the names and signatures of the officers of the Company and each Stockholder authorized to sign this Agreement and the other documents to be delivered hereunder;

          (e) Consents and Approvals. The Purchaser, the Company and the Stockholders shall have received, each in form and substance satisfactory to the Purchaser in its reasonable good faith determination, all authorizations, consents, orders and approvals of all Governmental Authorities and self regulatory organizations and all third party consents set forth in Schedule 6.03(e);

          (f) No Material Adverse Effect. Since the date of the Interim Financial Statements, no event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect, excluding such events as have a material adverse impact on the cruise industry as a whole or the U.S. or world economy generally;

          (g) Agreements with Stockholders. Except as set forth on Schedule 6.03(g), all agreements between the Company or any Subsidiary and a Stockholder or its Affiliates shall have been terminated, with respect to the Company and its Subsidiaries, to the Purchaser's reasonable satisfaction, and the Company and all Subsidiaries shall have been released from all obligations under such agreements;

          (h) Releases. Each of the Stockholders shall have executed and delivered a release in favor of the Company substantially in the form of Exhibit 6.02(h) attached hereto;

          (i) Registration Rights Agreement. The Purchaser shall have received a copy of the Amended and Restated
Registration Rights Agreement of the Purchaser, executed by the Stockholders;

          (j) Stock Pledge Agreement. The Purchaser shall have received a copy of the Stock Pledge Agreement, substantially in the form of Exhibit 6.03(j) attached hereto, executed by Archinav;

          (k) Guaranty. The Purchaser shall have received of the Guaranty, substantially in the form of Exhibit 6.03(k) attached hereto, executed by Overseas Shipholding Group, Inc.;

          (l) Stock Certificates. Delivery to the Purchaser of certificates representing all of the Company Stock owned by the Stockholders in accordance with Section 2.03 of this Agreement;

          (m)  Certificate of Ownership.  Delivery to the
Purchaser of a certificate of ownership for each Vessel dated not more than three days prior to the Closing Date and showing title and recorded liens for each Vessel; and

          (n)  Classification Certificate.  Delivery to the
Purchaser of a class maintained certificate for each Vessel, dated no more than five days prior to the Closing.

                           ARTICLE VII

                      TERMINATION AND WAIVER

     SECTION 7.01   Termination.  This Agreement may be
terminated at any time prior to the Closing Date:

          (a) by either of the Stockholders or the Purchaser if the Closing Date shall not have occurred by October 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

          (b) by either of the Stockholders or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by the mutual written consent of the Stockholders, the Company and the Purchaser.

     SECTION 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03, 7.02 and 9.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

     SECTION 7.03   Waiver.  Either party to this Agreement may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.




                           ARTICLE VIII

                         INDEMNIFICATION

     SECTION 8.01 Indemnification of Purchaser. (a) Subject to the provisions of this Article VIII, Stockholders, on behalf of themselves and their respective successors, hereby Severally (and not jointly) agree to indemnify and hold harmless Purchaser and its respective officers, directors, shareholders, partners, employees, agents, attorneys, affiliates, successors, predecessors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of the matter) (collectively "Claims"), which may be asserted against or sustained or incurred by the Purchaser Indemnified Parties in connection with, arising out of, or relating to any breach of any of the representations, warranties, agreements and covenants made by Stockholders or the Company herein and the Schedules and Exhibits hereto.

          (b) The amount of any Claims for which indemnification is provided under Section 8.01 shall be net of an amount equal to the tax benefit, if any, attributable to such Claim. The Purchaser agrees to pursue any rights to indemnification from a third party and to insurance proceeds in good faith. In addition, the Purchaser shall take, and cause each Purchaser Indemnified Party to take, all reasonable steps to mitigate any Claim upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the occurrence which gives rise to such Claim.

     SECTION 8.02   Procedure for Claims.

          (a) Notice of Claim. Promptly, but in any event within 30 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an "Indemnification Claim"), Purchaser shall give written notice to Stockholders of such Indemnification Claim ("Notice of Claim").
A Notice of Claim shall be given with respect to all Indemnification Claims; provided, however, that the failure to give a timely Notice of Claim to Stockholders shall not relieve Stockholders from any liability that they may have to the Purchaser Indemnified Parties hereunder to the extent that Stockholders are not materially prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Purchaser Indemnified Party as a result of such Indemnification Claim and the aggregate amount of all Indemnification Claims to date and a brief description of the facts giving rise to such Indemnification Claim. Purchaser shall furnish to Stockholders such information (in reasonable detail) as Purchaser may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

          (b)  Third Party Claims.

               (i)  If the claim or demand set forth in the
Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), Stockholders shall have fifteen days (or such shorter period (but not less than ten days) if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the fifteenth day) after the date of receipt by Stockholders of the Notice of Claim (the "Notice Date") to notify Purchaser in writing of the election by Stockholders to defend the Third Party Claim on behalf of the Purchaser Indemnified Parties.

                       (ii)   Purchaser shall make available to
Stockholders and its agents and representatives all records and other materials in Purchaser's possession which are reasonably required in the defense of the Third Party Claim. In the event that Stockholders dispute their obligation to indemnify the Purchaser Indemnified Parties with respect to any Third Party Claim, Stockholders shall not be required to pay the expenses incurred in connection with the defense of such Claims unless and until it is judicially determined that Stockholders are responsible for such Claim. In the event that Stockholders acknowledge their obligations to indemnify Purchaser Indemnified Parties with respect to a Third Party Claim, Stockholders shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by Purchaser or Stockholders).

                      (iii) If Stockholders have assumed control of the defense, Stockholders may contest or settle the Third Party Claim on such terms as Stockholders may choose, provided, that Stockholders will not have the right, without Purchaser's prior written consent, to settle any such claim if such settlement (A) arises from or is part of any criminal action, suit or proceeding, (B) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of any Purchaser Indemnified
Party, (C) relates to any foreign, Federal, state or local tax matters, (D) provides for injunctive relief, or other relief other than damages, which is binding on any Purchaser Indemnified
Party, or (E) does not fully release all Purchaser Indemnified
Parties with respect to the relevant Third Party Claim.

                       (iv) If Stockholders elect to defend a Third Party Claim, the Purchaser Indemnified Parties shall have the right to participate in the defense of the Third Party Claim, at the Purchaser Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement); provided, however, that the reasonable fees and expenses of counsel retained by the Purchaser Indemnified Parties shall be at the expense of Stockholders if (A) the use of the counsel chosen by Stockholders to represent the Purchaser Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Purchaser Indemnified Parties and Stockholders and there may be legal defenses available to Purchaser Indemnified Parties which are different from or additional to those available to Stockholders; (C) within ten days after being advised by Stockholders of the identity of counsel to be retained to represent Purchaser Indemnified
Parties, Purchaser shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to Stockholders), and Stockholders shall not have retained different counsel reasonably satisfactory to Purchaser; or (iv)
Stockholders shall authorize the Purchaser Indemnified Parties to retain separate counsel at the expense of Stockholders.

                        (v) If Stockholders elect to defend a Third Party Claim, and do not defend a Third Party Claim in good faith, the Purchaser Indemnified Parties shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of Stockholders, to defend such Third Party
Claim; provided, however, that such expenses shall be payable by Stockholders only if and when such Third Party Claim becomes payable.

          (c) Cooperation in Defense. Purchaser shall cooperate with Stockholders in the defense of Third Party Claims. Subject to the foregoing, (i) the Purchaser Indemnified Parties shall not have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) the Purchaser Indemnified Parties' defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen their right to indemnification as provided in this Agreement.

     SECTION 8.03 Indemnification of Stockholders. Subject to the provisions of this Article VIII, the Purchaser agrees to indemnify and hold harmless Stockholders, their officers, directors, shareholders, employees, agents, attorneys, affiliates, successors, predecessors and assigns (collectively, the "Stockholder Indemnified Parties") from and against Claims which may be asserted against or sustained or incurred by the Stockholder Indemnified Parties in connection with, arising out of, or relating to any breach of any of the representations, warranties, agreements and covenants made by Purchaser herein and the Schedules and Exhibits hereto. The procedures for indemnification of the Stockholder Indemnified Parties by the Purchaser shall be the same as those set forth in Section 8.02, including the restriction on settling Third Party Claims set forth in Section 8.02(b)(iii).

     SECTION 8.04   Survival of Representations, Warranties and
Covenants.

          (a) Each of the representations and warranties of the parties contained in this Agreement (other than those set forth in Sections 3.01, 3.04, 3.06, 3.08, 3.22(a) (only as to title of the Vessels) and 3.25 and Sections 4.01 and 4.04, and any action arising out of any thereof including, without limitation, any cause of action for failure of any such representation to be true when made or at the Closing, and the parties' covenants and agreements set forth in Article V shall terminate and be of no force and effect as of and shall not survive after the second anniversary of the Closing (the "General Expiration Date"), except that the expiration of such representations, warranties, covenants and agreements shall not affect any party's right to pursue any Claims (or any causes of action arising out of such Claims) if such party has delivered a Notice of Claim with respect to such claim prior to the General Expiration Date.

          (b) Each of the representations and warranties set forth in Section 3.25, and any action arising out of any thereof including, without limitation, any cause of action for failure of any such representation to be true when made or at the Closing, and the indemnity obligations set forth herein in respect thereof shall terminate and be of no force and effect as of and shall not survive after thirty (30) days after the last day in which tax may be validly assessed by the appropriate Governmental Authority (including extensions) in respect of any period ending on or prior to the Closing (the "Tax Expiration Date"), except that the expiration of such representations and warranties and indemnity obligations shall not affect any Purchaser Indemnified Party's right to pursue any Claims (or any causes of action arising out of such Claims) if such Purchaser Indemnified Party has delivered a Notice of Claim with respect to such claim prior to the Tax Expiration Date.

          (c) Each of the representations and warranties of the Stockholders contained in Sections 3.01, 3.04, 3.06, 3.08 and 3.22(a) (only as to title to the Vessels), of this Agreement, and the representations and warranties of Purchaser contained in Sections 4.01 and 4.04 of this Agreement and any action arising out of any thereof including, without limitation, any cause of action for failure of any such representation to be true when made or at the Closing, shall survive without limitation. The other provisions of this Agreement shall remain in effect after the Closing in accordance with their terms.

          (d) No indemnified party hereunder shall be entitled to indemnification hereunder with respect to any Claims relating to breaches of representations and warranties contained herein until the amount of all such Claims suffered by such indemnified party exceeds $5,000,000 in the aggregate (the "Deductible"), whereupon such indemnified party shall be entitled to indemnification hereunder from the indemnifying party for the aggregate amount of all such Claims suffered by the indemnified party, in excess of the Deductible. Notwithstanding the foregoing, Claims relating to inaccuracies or breaches of any of the representations, warranties contained in Sections 3.01, 3.04, 3.06, 3.08, 3.22(a) (only as to title to the Vessels), 4.01 and 4.04, shall not be subject to the Deductible.

          (e)  The total aggregate obligations of the
Stockholders on the one hand and the Purchaser on the other hand for all Claims hereunder shall not exceed $100,000,000 (the "Cap"). Notwithstanding the foregoing, (i) the total obligations of (A) the Stockholders, in the aggregate, relating to inaccuracies or breaches of representations and warranties contained in Sections 3.01, 3.04, 3.06, 3.08, 3.22(a) (only as to title to the Vessels) and (B) the Purchaser relating to inaccuracies or breaches of representations and warranties contained in Sections 4.01 and 4.04, in either case, shall not exceed $515,000,000 and (ii) breach by the Stockholders of the covenants set forth in Sections 5.09 and 5.10, or any Claims by the Purchaser in connection therewith shall not be subject to any limitation or liability of the Stockholders set forth herein and shall not be counted against any such limitations.


                            ARTICLE IX

                        GENERAL PROVISIONS

     SECTION 9.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the amount of any costs and expenses incurred by or on behalf of the Stockholders which have been or are hereafter paid by the Company or any of its Subsidiaries, shall be deducted from the Cash Consideration payable to the Stockholders.

     SECTION 9.02 Limitations on Representations. The Stockholders and the Purchaser acknowledge that except for the representations and warranties contained in this Agreement, no party hereto has made any representation or warranty, expressed or implied, with respect to (a) in the case of the Stockholders, the Company, its Subsidiaries or the Business and (b) in the case of the Purchaser, the Purchaser.

     SECTION 9.03 Sole Remedy. The parties hereto acknowledge and agree that, other than with respect to Claims for fraud, (a) the remedies provided in Article VIII of this Agreement shall be the parties' sole and exclusive remedy with respect to the subject matter of this Agreement and (b) in no event shall any party hereto be entitled to receive punitive damages with respect to claims brought hereunder.

     SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by international courier service, by cable, by telecopy, by telegram, by telex to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

          (a)  if to the Stockholders:

               Archinav Holdings, Inc.
               95 Akti Miaouli
               GR 185 38 Piraeus
               GREECE
               Telecopy: 011-301-229-0497
               Attention:     M.G. Skordias

               with a copy to:

               Watson, Farley & Williams
               15 Appold Street
               London EC2A 2HD
               ENGLAND
               Telecopy: 011-441-71-814-8141
               Attention:     Alastair Farley, Esq.

               Overseas Cruiseship, Inc.
               1114 Avenue of the Americas
               New York, New York  10036
               USA
               Telecopy: 212/578-1794
               Attention:     Robert N. Cowen, Esq.

               with a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York  10036
               USA
               Telecopy: 212/969-2900
               Attention:     Stanley Komaroff, Esq.


          (b)  if to the Purchaser:

               Royal Caribbean Cruises Ltd.
               1050 Caribbean Way
               Miami, Florida  33132
               USA
               Telecopy: 305/539-0562
               Attention:     General Counsel

               with copies to:

               Neal, Gerber & Eisenberg
               Two North LaSalle Street
               Suite 2200
               Chicago, Illinois  60602
               USA
               Telecopy: 312/269-1747
               Attention:     Charles Evans Gerber, Esq.

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Telecopy: 212/450-5648
               Attention:     Jack J. McCarthy, Jr., Esq.

     SECTION 9.05 Public Announcements. Except as required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party without making a good faith effort to consult with the other party. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

     SECTION 9.06 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 9.08 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.

     SECTION 9.09 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Stockholders and the Purchaser (which consent may be granted or withheld in the sole discretion of the Stockholders or the Purchaser).

     SECTION 9.10 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Stockholders and the Purchaser or (b) by a waiver in accordance with Section 7.03.

     SECTION 9.11   Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of New York, without regard to the conflict of laws principles thereof.

     SECTION 9.12 Consent to Jurisdiction. Each of the parties to this Agreement hereby submits to the exclusive jurisdiction of the courts of England in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waives, and agrees not to commence any action in any other jurisdiction and not to assert, as a defense in any action, suit or proceeding in respect of the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that its property is exempt or immune from execution, that the suit, action or proceedings brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. The Purchaser hereby irrevocably and unconditionally appoints WFW Legal Services Limited at its registered office for the time being, currently 15 Appold Street, London EC2A 2HB as its agent for service of process before such courts. Within five days of the date hereof, each of Archinav and Overseas shall (a) appoint a registered agent for service of process before such courts, and (b) notify the Purchaser in writing of such appointment.

     SECTION 9.13 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person other than the parties hereto and, solely to the extent provided in Article VIII, the other Indemnified Parties referred to therein, and no other Person shall have any rights or remedies hereunder.

     SECTION 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


         [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]


  IN WITNESS WHEREOF, the Company, the Purchaser and the
Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              ARCHINAV HOLDINGS, LTD.



                              By:  s/___________________________
                                     Name:
                                     Title:


                              OVERSEAS CRUISESHIP, INC.



                              By:  s/__________________________
                                     Name:
                                     Title:


                              CELEBRITY CRUISE LINES, INC.



                              By:  s/__________________________
                                     Name:
                                     Title:


                              ROYAL CARIBBEAN CRUISES LTD.



                              By:  s/____________________________
                                     Name:
                                     Title:

                  LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

Exhibit 2.02        -    Stockholder Wire Transfer Instructions,
                         Allocation Percentages
Exhibit 5.09        -    Form of Purchase Agreement for Vessels
                         AMERIKANIS and BRITANIS
Exhibit 6.02(f)     -    Form of Registration Rights Agreement
Exhibit 6.02(h)     -    Form of Mutual General Release Agreement
Exhibit 6.03(j)     -    Form of Stock Pledge Agreement
Exhibit 6.03(k)     -    Form of Guaranty


SCHEDULES

Schedule 3.03  -    Governmental/Regulatory Consents and
                    Approvals
Schedule 3.08(a)    -    Capital Stock of the Company -
                         Redemption Obligations, Etc.
Schedule 3.08(b)    -    Capital Stock of the Company - Ownership
Schedule 3.09(a)    -    Subsidiaries - Identification
Schedule 3.09(c)    -    Subsidiaries - Capitalization
Schedule 3.09(d)    -    Subsidiaries - Options, Etc.
Schedule 3.09(f)    -    Subsidiaries - Partnerships and Joint
                         Ventures
Schedule 3.09(g)    -    Subsidiaries - Stockholder Agreements,
                         Etc.
Schedule 3.10  -    Material Conflicts
Schedule 3.11  -    Consents
Schedule 3.13  -    Material Undisclosed Liabilities
Schedule 3.14  -    Exceptions to Conduct in the Ordinary Course
                    Representation
Schedule 3.14(iii)  -    Exceptions to Conduct in the Ordinary
                         Course Representation - Capital
                         Expenditures
Schedule 3.14(vii)  -    Exceptions to Conduct in the Ordinary
                         Course Representation - Compensation
Schedule 3.15  -    Litigation
Schedule 3.16  -    Related Party Transactions
Schedule 3.17  -    Exceptions to Compliance with Laws
                    Representation
Schedule 3.18(a)    -    Environmental Matters - Compliance with
                         Environmental Laws
Schedule 3.18(b)    -    Environmental Matters - Environmental
                         Claims
Schedule 3.19(a)    -    Material Contracts - Validity,
                         Enforceability, Defaults
Schedule 3.19(b)    -    Material Contracts - Third Party
                         Defaults
Schedule 3.19(c)    -    Material Contracts - Preferential
                         Contracts
Schedule 3.20  -    Intellectual Property
Schedule 3.22(a)    -    Assets - Exceptions to Title
Schedule 3.22(c)    -    Assets - Vessels
Schedule 3.25(a)    -    Taxes - Returns and Reports
Schedule 3.25(b)    -    Taxes - Extensions of Statute of
                         Limitations
Schedule 3.25(e)    -    Taxes - Section 883
Schedule 4.05  -    Litigation
Schedule 4.09  -    Exceptions to Compliance with Laws
                    Representation
Schedule 5.01(a)    -    Conduct of Business Covenant -
                         Exceptions to Ordinary Course
Schedule 5.01(b)    -    Conduct of Business Covenant -
                         Exceptions to Ordinary Course
                         Representation
Schedule 5.10  -    Terms of purchase of Vessel MERIDIAN
Schedule 6.02(h)    -    Conditions to Stockholders' Obligations
                         - Required Consents and Approvals
Schedule 6.03(e)    -    Conditions to Purchaser's Obligations -
                         Required Consents and Approvals
Schedule 6.03(g)    -    Conditions to Purchaser's Obligations -

                     Agreements with Stockholders



                             ANNEX A

                           Definitions


     As used in this Agreement, the following terms shall have the meanings indicated:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of July 2, 1997, among the Stockholders, the Company and the Purchaser (including the Exhibits and Annex hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.10.

     "Business" means the business of owning and operating a cruise line business under the names "Celebrity Cruises" and "Fantasy Cruises" and related activities as currently conducted by the Company and its Subsidiaries.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, London, Paris and Athens.

     "CI" means Cayman Island Dollars.

     "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

     "Company Stock" means the Class C ordinary shares of the Company, par value CI $10.00 per share, and the Class O ordinary shares, par value CI $10.00 per share.

     "Company's Accountants" means either or both of (a) Moore
Stephens and (b) Ernst & Young, independent accountants of the Company.

     "Confidentiality Agreement" means the letter agreement dated as of June 18, 1997 between the Company and the Purchaser.

     "Contaminant" shall mean substances, whether waste materials, raw materials, finished products or any other material, which are regulated under any Environmental Law, including, but not limited to, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls ("PCBs"), radon and other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, hazardous substances as defined by CERCLA or any other regulated material or regulated substance which constitutes a material health or safety hazard or environmental hazard to any Person, property or natural resource.

     "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership. directly or indirectly of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof, prepared by the Stockholders and the Company and delivered to the Purchaser or prepared by the Purchaser and delivered to the Stockholders. All references to "Schedule" set forth herein shall refer to schedules which constitute a part of the Disclosure Schedule.

     "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environmental Claim" shall mean any written notice of violation, claim, demand, abatement and/or other order (conditional or otherwise) by any Governmental Authority or any Person to or against the Company or its Subsidiaries for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, trespass, pollution, contamination, other adverse effects on the environment, clean-up costs, remediation, removal, other response costs (which shall include, but not be limited to, costs to come into compliance with Environmental Laws), or investigation costs (including, but not be limited to, fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), and/or fines, penalties, losses, liabilities (including any actual or punitive damages under any statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including, but not be limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Contaminant, (b) the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Contaminants in connection with Seller's operations that are regulated under the Environmental Laws or (c) the violation, or alleged violation, by the Company or any of its Subsidiaries of any Environmental Laws or Environmental Permits.

     "Environmental Laws" shall mean any applicable laws relating to the environment, safety, human health or the regulation of or imposition of standards of conduct concerning discharges, emissions, Releases or threatened Releases of noises, odors or any pollutants, Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants or Contaminants ("Regulated Activity"), including, but not limited to, International Convention for the Prevention of Pollution from Ships, as amended and implemented by various countries including the United States ("MARPOL"), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec.9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Sec.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec.6901 et seq.), the Clean Water Act (33 U.S.C. Sec.1251 et seq.), the Toxic Substances Control Act (15 U.S.C. Sec.2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sec.1361 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. Sec.1101 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec.300f et seq.), the Clean Air Act (42 U.S.C. Sec.7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sec.651 et seq.), the Pollution Prevention Act (42 U.S.C. Sec.13101 et seq.) and the Oil Pollution Act (33 U.S.C. Sec.2701 et seq.), as such laws are amended or supplemented, and any analogous state, local or foreign laws and all rules, orders and regulations promulgated thereunder, and any common law cause of action relating to the environment, safety, human health or any Regulated Activity.

     "Environmental Matters" shall mean any past or presently existing state of facts or condition of soil, land (surface or subsurface), air, water, groundwater, sediments, or other environmental media, including the Release of any Contaminant over time from any existing location to another, which has given or is reasonably likely to give rise to an Environmental Claim which affects or may affect in any way among other things any real property leased or occupied by the Company or any of its Subsidiaries or the sale, use or occupancy thereof by Purchaser or its successors in title or interest.

     "Environmental Permit" shall mean any written permit, approval, authorization, license, variance or permission required from a Governmental Authority having jurisdiction under any applicable Environmental Law.

     "GAAP" means United States generally accepted accounting principles and practices as in effect during the relevant period and applied consistently throughout the periods involved.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Intellectual Property" means any and all of the Company's and each Subsidiary's right, title and interest in and to United States and foreign patents, copyrights, trade and service names and marks, whether or not registered, pending, issued or applied for; technical knowledge; works, processes and designs; hardware; software (in source code and object code form, including all related annotations and listings); inventions; trade secrets and other intellectual property rights; all things authored, made for hire, discovered, developed, designed or acquired by the Company and each of its Subsidiaries or, to the extent that the Company or any of its Subsidiaries has any right, title or interest thereto, any of their respective agents, contractors and employees in any stage of development, regardless of whether any or all of the foregoing constitutes copyrightable or patentable subject matter or is in tangible or intangible form; and all embodiments, expressions, representations, fruits and products of any of the foregoing.

     "Interim Financial Statements" has the meaning specified in
Section 3.12(a).

     "IRS" means the Internal Revenue Service of the United
States or any successor thereto.

     "Knowledge of the Stockholders" or "to the Stockholders' knowledge" and similar references to the knowledge of the Stockholders shall mean the actual knowledge after due inquiry of all executive officers and senior managers of the Company and its Subsidiaries.

     "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law and international conventions and treaties.

     "Leased Real Property" means the real property leased by the Company or any Subsidiary, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company or any
Subsidiary: (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, results of operations or the condition (financial or otherwise) of or the Company and its Subsidiaries, taken as a whole, (b) could reasonably be expected to materially adversely affect the ability of the Purchaser, the Company or any Subsidiary to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company and the Subsidiaries or (c) could reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or any of the documents to be delivered pursuant hereto (the "Transaction Documents") by the Company or the Stockholders and the consummation of the transactions contemplated hereby and thereby.

     "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith, (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or which are being contested in good faith, (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (d) immaterial survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes and (e) Encumbrances described on Schedule 1.01.

     "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Regulations" means the Treasury Regulations (including
Temporary Regulations) promulgated by the United States
Department of Treasury with respect to the Code or other federal tax statutes.

     "Related Party" means (i) any current or former officer, director, key employee, or shareholder of the Company or any of its Subsidiaries (or, with respect to any of the foregoing, any member of his or her family or any Person in which he or she or any member of his or her family has an interest, or of which he or she or any member of his or her family is an officer, director, general partner or trustee) or (ii) any other Person which directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries or any Stockholder.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants (including, but not limited to, Contaminants in barrels, drums or other containers) into the environment, including the movement of Contaminants through, on, under or in the air, soil, subsurface strata, surface water or ground water.

     "Remedial Action" shall mean all actions required to (a) clean up, remove, treat, minimize the effect of or in any other way address Contaminants in the indoor or outdoor environment;
(b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (a) and (b).

     "Severally" means, with respect to any claim for indemnification pursuant to Section 8.01, that Archinav shall be responsible only for 51% of any indemnifiable claims and Overseas only for 49% of any indemnifiable claims, and the Purchaser agrees not to seek to recover a greater percentage from either Stockholder.

     "Subsidiary" means as to any Person, a corporation, partnership, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. For the purposes of this Agreement, Celebrity Catering Services Partnership, a Liberian partnership, shall be deemed to be a Subsidiary of the Company.

     "Tangible Personal Property" means machinery, equipment, tools, supplies, furniture, fixtures, accessories, personalty, leasehold improvements, vessels, vehicles, rolling stock and other tangible personal property used in the Business or owned or leased by the Company or any Subsidiary.

     "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     "Vessels" means the following vessels owned and operated by the Company and its Subsidiaries, (a) the CENTURY, (b) the HORIZON, (c) the MERIDIAN, (d) the GALAXY and (e) the ZENITH.



                   STOCK PURCHASE AGREEMENT
                              Among
                     ARCHINAV HOLDINGS, LTD.,
                    OVERSEAS CRUISESHIP, INC.,
                   CELEBRITY CRUISE LINES, INC.
                               and
                   ROYAL CARIBBEAN CRUISES LTD.

                        TABLE OF CONTENTS


SECTION                                                      PAGE

ARTICLE I    DEFINITIONS
     1.01.   Certain Defined Terms . . . . . . . . . . . . . .  1
     1.02.   Other Defined Terms . . . . . . . . . . . . . . .  1
     1.03.   Dollars . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II   SALE AND PURCHASE OF SHARES
     2.01.   Sale and Purchase of Shares . . . . . . . . . . .  3
     2.02.   Payment of Purchase Price; Transfer Restriction .  3
     2.03.   Delivery of Shares. . . . . . . . . . . . . . . .  3
     2.04.   Closing; Closing Date.. . . . . . . . . . . . . .  4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE
             STOCKHOLDERS
     3.01.   Organization and Authority. . . . . . . . . . . .  4
     3.02.   No Conflict; Consents . . . . . . . . . . . . . .  5
     3.03.   Governmental/Regulatory Consents and Approvals. .  5
     3.04.   Title to Company Stock. . . . . . . . . . . . . .  5
     3.05.   Investment Intent . . . . . . . . . . . . . . . .  5
     3.06.   Authority of the Company. . . . . . . . . . . . .  7
     3.07.   Organization and Qualification of the Company . .  7
     3.08.   Capital Stock of the Company. . . . . . . . . . .  7
     3.09.   Subsidiaries. . . . . . . . . . . . . . . . . . .  8
     3.10.   No Material Conflicts; Consents . . . . . . . . .  9
     3.11.   Governmental/Regulatory Consents and Approvals.   10
     3.12.   Financial Information; Books and Records. . . .   10
     3.13.   No Material Undisclosed Liabilities . . . . . .   10
     3.14.   Conduct in the Ordinary Course; Absence of
             Certain Changes, Events and Conditions. . . . .   11
     3.15.   Litigation. . . . . . . . . . . . . . . . . . .   12
     3.16.   Related Party Transactions. . . . . . . . . . .   13
     3.17.   Compliance with Laws. . . . . . . . . . . . . .   13
     3.18.   Environmental Matters.. . . . . . . . . . . . .   13
     3.19.   Material Contracts. . . . . . . . . . . . . . .   13
     3.20.   Intellectual Property . . . . . . . . . . . . .   14
     3.21.   Real Property . . . . . . . . . . . . . . . . .   14
     3.22.   Assets. . . . . . . . . . . . . . . . . . . . .   14
     3.23.   Employee Benefit Matters. . . . . . . . . . . .   15
     3.24.   Labor Matters . . . . . . . . . . . . . . . . .   17
     3.25.   Taxes . . . . . . . . . . . . . . . . . . . . .   17
     3.26.   Material Adverse Events . . . . . . . . . . . .   18
     3.27.   Response to Due Diligence Requests. . . . . . .   18
     3.28.   Brokers, Finders, Etc.. . . . . . . . . . . . .   19

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     4.01.   Organization and Authority of the Purchaser . .   19
     4.02.   No Conflict; Consents . . . . . . . . . . . . .   20
     4.03.   Governmental/Regulatory Consents and Approvals.   20
     4.04.   Capital Stock of the Purchaser. . . . . . . . .   20
     4.05.   Litigation. . . . . . . . . . . . . . . . . . .   21
     4.06.   SEC Filings . . . . . . . . . . . . . . . . . .   21
     4.07.   Financial Statements. . . . . . . . . . . . . .   22
     4.08.   Conduct in the Ordinary Course. . . . . . . . .   22
     4.09.   Compliance with Laws. . . . . . . . . . . . . .   22
     4.10.   Purchaser's Tax Status. . . . . . . . . . . . .   22
     4.11.   Investment. . . . . . . . . . . . . . . . . . .   22
     4.12.   Brokers . . . . . . . . . . . . . . . . . . . .   22
     4.13.   Available Financing . . . . . . . . . . . . . .   22

ARTICLE V    ADDITIONAL AGREEMENTS
     5.01.   Conduct of Business Prior to the Closing. . . .   23
     5.02.   Access to Information . . . . . . . . . . . . .   23
     5.03.   Purchaser Confidentiality . . . . . . . . . . .   24
     5.04.   Regulatory and Other Authorizations; Notices
             and Consents. . . . . . . . . . . . . . . . . .   24
     5.05.   No Solicitation . . . . . . . . . . . . . . . .   25
     5.06.   Stockholder Supplements . . . . . . . . . . . .   25
     5.07.   Purchaser Supplements . . . . . . . . . . . . .   26
     5.08    Listing Application . . . . . . . . . . . . . . . 26
     5.09    Vessels AMERIKANIS and BRITANIS . . . . . . . . . 26
     5.10.   Vessel MERIDIAN . . . . . . . . . . . . . . . .   26
     5.11.   Board Representation. . . . . . . . . . . . . .   30
     5.12.   Confidential Information Regarding the Business   30
     5.13.   Sales and Transfer Taxes. . . . . . . . . . . .   30
     5.14.   Resignations. . . . . . . . . . . . . . . . . .   31
     5.15.   Further Information . . . . . . . . . . . . . .   31
     5.16.   Further Action. . . . . . . . . . . . . . . . .   31

ARTICLE VI   CONDITIONS
     6.01.   Mutual Conditions . . . . . . . . . . . . . . .   31
     6.02.   Conditions to Obligations of the Stockholders .   31
     6.03.   Conditions to Obligations of the Purchaser. . .   33

ARTICLE VII  TERMINATION AND WAIVER
     7.01.   Termination . . . . . . . . . . . . . . . . . .   35
     7.02.   Effect of Termination . . . . . . . . . . . . .   35
     7.03.   Waiver. . . . . . . . . . . . . . . . . . . . .   35

ARTICLE VIII INDEMNIFICATION
     8.01.   Indemnification of Purchaser. . . . . . . . . .   35
     8.02.   Procedure for Claims. . . . . . . . . . . . . .   36
     8.03.   Indemnification of Stockholders . . . . . . . .   38
     8.04.   Survival of Representations, Warranties
             and Covenants . . . . . . . . . . . . . . . . .   38
ARTICLE IX   GENERAL PROVISIONS
     9.01.   Expenses. . . . . . . . . . . . . . . . . . . .   39
     9.02.   Limitations on Representations. . . . . . . . .   40
     9.03.   Sole Remedy . . . . . . . . . . . . . . . . . .   40
     9.04.   Notices . . . . . . . . . . . . . . . . . . . .   40
     9.05.   Public Announcements. . . . . . . . . . . . . .   41
     9.06.   Headings. . . . . . . . . . . . . . . . . . . .   42
     9.07.   Severability. . . . . . . . . . . . . . . . . .   42
     9.08.   Entire Agreement. . . . . . . . . . . . . . . .   42
     9.09.   Assignment. . . . . . . . . . . . . . . . . . .   42
     9.10.   Amendment . . . . . . . . . . . . . . . . . . .   42
     9.11.   Governing Law . . . . . . . . . . . . . . . . .   42
     9.12.   Consent to Jurisdiction.. . . . . . . . . . . .   42
     9.13.   No Third Party Beneficiaries. . . . . . . . . .   43
     9.14.   Counterparts. . . . . . . . . . . . . . . . . .   43

SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . .S-1

ANNEX A - Definitions. . . . . . . . . . . . . . . . . . . . .A-1

EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . .E-1




_________________________________________________________________






                     STOCK PURCHASE AGREEMENT



                              Among


                     ARCHINAV HOLDINGS, LTD.,


                    OVERSEAS CRUISESHIP, INC.,


                   CELEBRITY CRUISE LINES, INC.


                               and


                   ROYAL CARIBBEAN CRUISES LTD.


                        Dated July 2, 1997




_________________________________________________________________